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                                                                       EXHIBIT 4

[BID.COM LOGO]                                                        [ADB LOGO]

September 7, 2001

Dear Shareholder,

     This is truly an exciting time for Bid.Com International Inc.

     Enclosed with this letter you will find a Notice and Management Information Circular relating to a Special Meeting of our Shareholders to be held on Wednesday, October 10, 2001. The purpose of this Meeting is to inform you of an acquisition which we believe will have a dramatic impact on our Company, and to seek your approval of this exciting opportunity.

     ADB Systemer ASA, based in Norway, is a leading provider of asset management and procurement solutions to the Oil and Gas and Public sectors. Recognized by the Gartner Group as one of the Tier One enterprise asset management companies in the world, ADB has combined a strong suite of software products with industry expertise in a manner which has allowed them to earn business from an impressive list of clients, including BP, AMEC, and Halliburton.

     In combination with our suite of products, in particular our Dynamic Buyer sourcing solution, we believe the joint product offering will be a compelling one for companies in North America and Europe, in particular for Oil and Gas and Public sector clients. By focusing on these two sectors, we believe the combined entity will be able to leverage ADB's industry expertise most effectively, while adding a value-added dimension for the benefit of existing clients.

     This Meeting also presents us the opportunity to address two other issues which have become pressing in recent times -- our corporate name and our share price. It is generally acknowledged that with the overall decline of the so-called "dot-coms" our name has gradually become a liability, particularly in light of our reduced reliance on pure auction or "bid" activities. Although dynamic pricing will continue to be a key part of our core technology offering we now believe that the time is right to change our corporate identity in concert with the acquisition of ADB. The attached circular proposes a change of name to ADB Systems International Inc., in order to take advantage of existing goodwill and to expedite the re-branding process.

     Since the acquisition involves the issuance of shares, we are also proposing a share consolidation, with the intention of improving our share price and reducing our public float to more manageable levels.

     We truly believe that this acquisition offers a "one plus one equals three" opportunity, with substantial sales, technology and infrastructure benefits. We are looking forward to seeing you on October 10.

Yours truly,

Jeffrey Lymburner
Jeffrey Lymburner
President and CEO
Bid.Com International Inc.